Exhibit 3.1



                                STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

         Donar Enterprises, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That by unanimous written consent of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that said amendment be considered at the next annual meeting of the stockholders. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED FURTHER, that subject to the approval of the Corporation's stockholders by written consent in lieu of meeting, the Certificate of Incorporation of the Corporation be amended by changing Article Four so that, as amended, said Article shall read as follows:

                  "The total number of shares of stock which the corporation is authorized to issue is 120,000,000 shares, consisting of 100,000,000 shares of common stock having a par value of $.001 per share and 20,000,000 shares of preferred stock having a par value of $.001 per share and to be issued in such series and to have such rights, preferences, and designation as determined by the board of directors of the corporation.

                  On the filing date of this Certificate of Amendment, which shall be the effective date of this Amendment, each ten shares of common stock outstanding as of March 18, 2005 shall be changed into one share of said common stock (the "Stock Split"). The Stock Split shall not change the par value of the common stock, nor change the authorized number of shares of common stock. Fractional shares will not be issued, but shall be rounded down to the next whole share. Holders of less than ten shares shall receive $0.30 per share."

         SECOND: That thereafter, pursuant to certain resolutions, the Board of Directors directed that said amendment be considered by the stockholders pursuant to a written consent in lieu of a meeting. A written consent of the stockholders of said corporation was duly executed in favor of said amendment by stockholders holding the necessary number of shares as required by statute to vote in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment.




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         FIFTH:  That the effective  date of said  amendment  shall be April 15,
2005.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Timothy P. Halter, its President, this 5th day of April, 2005.




                                                 By: /s/ Timothy P. Halter
                                                    ----------------------------
                                                    Timothy P. Halter, President